Exhibit 99.1

Bank One Issuance Trust
Excess Spread Analysis

	Jul-02	Jun-02	May-02
Yield	16.35%	16.65%	17.00%
Less: Coupon	3.06%	3.06%	3.05%
Servicing Fee	1.50%	1.50%	1.50%
Net Credit Losses	6.07%	5.74%	6.21%
Excess Spread	5.72%	6.35%	6.24%

Three Month Average Excess Spread	6.10%	n/a	n/a

Delinquency:
30 to 59 days	1.34%	1.28%	1.28%
60 to 89 days	0.88%	0.88%	0.95%
90+ days	1.72%	1.81%	1.85%
Total	3.94%	3.97%	4.08%

Payment Rate	13.54%	13.47%	14.68%